                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-50021

(Check One): [ ]Form 10-KSB [_]Form 20-F [_]Form 11-K [X]Form 10-QSB [_]Form N-SAR

               For Period Ended: September 30, 2007

               [_]  Transition Report on Form 10-K

               [_]  Transition Report on Form 20-F

               [_]  Transition Report on Form 11-K

               [_]  Transition Report on Form 10-Q

               [_]  Transition Report on Form N-SAR

               For the Transition Period Ended:

  Read attached instruction sheet before preparing form. Please print or type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full name of registrant:  NuTECH DIGITAL, INC.

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Former name if applicable:

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Address of principal executive office (Street and number): 10390 Wilshire Boulevard Penthouse 20

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City, state and zip code:  Los Angeles, California 90024

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PART II -- RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of this

     |         form could not be eliminated without unreasonable effort or

     |         expense;

     |

[X]  |    (b)  The subject annual report, semi-annual report, transition report

     |         on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,

     |         will be filed on or before the fifteenth calendar day following

     |         the prescribed due date; or the subject quarterly report or

     |         transition report on Form 10-Q, or portion thereof will be filed

     |         on or before the fifth calendar day following the prescribed due

     |         date; and

     |

     |    (c)  The accountant's statement or other exhibit required by Rule

12b-25(c) has been attached if applicable. The accountant’s statement has been attached as an exhibit to this Notification.

PART III -- NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company is in the process of completing the report and providing the requisite information to its auditors. We expect to file the required report within the allotted extension.

PART IV -- OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

      A. Frederick Greenberg               (310)         777-0012

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             (Name)                     (Area Code) (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the

     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).  [X] Yes  [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?  [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              NuTECH DIGITAL, INC.

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007             By:     /s/ A. Frederick Greenberg

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                                        A. Frederick Greenberg

                                        Chief Executive Officer